HANSEN, BARNETT& MAXWELL, P.C.
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Shenghuo Pharmaceutical Holdings Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated April 14, 2007 with respect to the December 31, 2005 and 2006 financial statements of China Shenghuo Pharmaceutical Holdings, Inc. in the Registration Statement on Form SB-2 (No. 333-137689). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
May 21, 2007